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SOUTHWEST AIRLINES REPORTS JULY TRAFFIC

DALLAS, TEXAS – August 7, 2014 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 10.6 billion revenue passenger miles (RPMs) in July 2014, a 6.6 percent increase from the 10.0 billion RPMs flown in July 2013. Available seat miles (ASMs) increased 2.6 percent to 12.3 billion, from the July 2013 level of 11.9 billion. The July 2014 load factor was 86.7 percent, compared to 83.5 percent in July 2013. For July 2014, passenger revenue per ASM (PRASM) is estimated to have increased approximately four percent compared to July 2013.
For the first seven months of 2014, the Company flew 63.4 billion RPMs, compared to 61.7 billion RPMs flown for the same period in 2013, an increase of 2.8 percent. Year-to-date ASMs decreased 0.2 percent to 76.8 billion from 77.0 billion for the same period in 2013. The year-to-date load factor was 82.5 percent, compared to 80.1 percent for the same period in 2013.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

JULY
	2014	2013	Change
Revenue passengers carried	10,311,076	9,755,928	5.7%
Enplaned passengers	12,808,749	12,211,777	4.9%
Revenue passenger miles (000s)	10,632,837	9,977,329	6.6%
Available seat miles (000s)	12,259,044	11,948,811	2.6%
Load factor	86.7%	83.5%	3.2 pts.
Average length of haul	1,031	1,023	0.8%
Trips flown	113,099	117,402	(3.7)%

YEAR-TO-DATE
	2014	2013	Change
Revenue passengers carried	64,521,999	63,920,229	0.9%
Enplaned passengers	79,255,470	78,455,181	1.0%
Revenue passenger miles (000s)	63,378,151	61,663,578	2.8%
Available seat miles (000s)	76,829,838	76,981,479	(0.2)%
Load factor	82.5%	80.1%	2.4 pts.
Average length of haul	982	965	1.8%
Trips flown	740,080	779,508	(5.1)%

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